Exhibit 99.1

MARKHAM,  Ontario,  Oct. 12, 2004 (PRIMEZONE) -- ART International  Corporation,
(OTC BB:ARIOF.OB - News) is pleased to announce that its wholly-owned subsidiary, Diamant Film Inc., the North American distributor of a revolutionary non-PVC stretch wrap, has retained Zing Bias of Toronto, Canada as Marketing Strategists.

Following the introduction of Diamante stretch film to multiple supermarket chains, the Company is now focusing on the catering and retail industries. A large part of this shift will include a web based site for consumer products and education. In order to successfully accomplish this marketing task, ART has been actively seeking the highest quality consulting services. Upon client references and recommendations a choice has been made to retain Zing Bias.

With the retention of Zing Bias's services, the Company expects to display customized content, state-of-the-art graphics and rich media delivery through its new website. ART International also joins an exclusive client list of successful multinational corporations spanning various industries. Zing Bias will be assisting the Company in the rejuvenation of its current website as well as the development of an E-Commerce site. Diamant Film Inc., Chief Executive Officer Stefan Gudmundsson, states, "The utilization of an internet strategy development company is an encouraging and positive next step in the process of communicating the extreme benefits of the commercial and consumer uses of Diamant Film's environmentally friendly 'PVC free' stretch film. We are pleased with our decision to retain the services of Zing Bias which, as a firm, shares our culture of utilizing breakthrough technologies to advance our industries."

About ART International Corporation

ART International Corporation through its wholly owned subsidiary, Diamant film Inc., has secured a ten-year agreement with Diamant Plastics Corporation for the exclusive marketing and distribution rights in the United States and Canada to Diamant film, a non-PVC food stretch film. Diamant film is the world's first, plasticizer-free stretch film based on polystyrene and the first food wrapping film that is environmentally friendly and recyclable.

For more information please visit our website, http://www.diamantfilm.com.

Safe Harbor
This release may contain forward-looking statements that involve uncertainties and risks. Actual results may differ materially from the results predicted. Important factors which could cause actual results to differ materially from those expected or implied in the forward-looking statements are detailed in filings with the Securities and Exchange Commission made from time to time by ART International Corporation including its periodic reports on Form 10-K, 10-Q and 8-K. ART International Corporation undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof.

Contact:
         Investor Relations for ART International
         David Zazoff
         (800) 596-8388